Exhibit 10.27

LICENSE AGREEMENT

between

Ralco Nutrition, Inc.

and

The Texas A&M University System

This agreement (“Agreement”) is made between Ralco Nutrition, Inc., a Corporation with principal offices in Marshall, MN, (“LICENSEE”) and The Texas A&M University System, an agency of the State of Texas, with principal offices in College Station, Texas, (“SYSTEM”), collectively referred to as “Parties” and individually as “Party.”

WITNESSETH:

WHEREAS, SYSTEM is the owner of a certain intellectual property related to shrimp production; and

WHEREAS, SYSTEM desires that such intellectual property be commercialized for the public benefit and welfare; and

WHEREAS, LICENSEE has represented that it has certain marketing, technical and financial capabilities, and that it will undertake a thorough and diligent program of development and commercialization of SYSTEM’s intellectual property for public benefit; and

WHEREAS, SYSTEM is willing to grant to LICENSEE, and LICENSEE is willing to accept, a license to use SYSTEM’s intellectual property, upon the terms and conditions below.

NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE I - DEFINITIONS

1.01	“LICENSED TECHNOLOGY” means SYSTEM’s proprietary technology relating to SYSTEM Disclosure of Invention Number 2832 entitled “High Density Shrimp Production Methods.”

1.02	“PATENT RIGHTS” means SYSTEM’s rights in the foreign patents and patent applications referenced in Exhibit A attached and made part of this Agreement, and SYSTEM’s rights in each:

(a)

divisional, continuation, or continuation-in-part application of the patent applications described above to the extent the claims are directed to subject matter specifically described in such patent applications; and

(b)	patent issuing from the applications described above and each extension or reissue of such patents.

1.03

“LICENSED PRODUCT” or “LICENSED PRODUCTS” means any product, process, or composition of matter that is within the scope of any Valid Claim of PATENT RIGHTS. Valid Claim means and includes a claim of a patent application or an unexpired patent or a patent whose expiration date has been extended by law, so long as the claim has not been held invalid or unenforceable in an unappealable decision of a court or other authority of competent jurisdiction.

1.04	EFFECTIVE DATE” means the date this Agreement has been executed by the last Party.

1.05

“NET SALES” means LICENSEE’s and sublicensee’s receipts for sales of LICENSED PRODUCTS or any product, process, or composition of matter that is produced, used, created or developed, or services, requiring the use of LICENSED PRODUCTS less the sum of the following:

(a)	sales taxes, tariffs, duties and/or use taxes directly imposed with reference to particular sales;
(b)	outbound transportation prepaid or allowed; and
(c)	amounts allowed or credited on returns.

Commissions paid to individuals, whether independent sales agents or regularly employed by LICENSEE, and the cost of collections may not be deducted from NET SALES.

1.06	“TERRITORY’’ means the countries of i) United Kingdom, Germany, France, Netherlands, Italy, and Spain, and ii) China and Taiwan.

1.07	“MEMBERS” means member institutions of SYSTEM, including but not limited to Texas A&M AgriLife Research, whether existing as of the EFFECTIVE DATE or later established.

ARTICLE II - LICENSE GRANT

2.01

Grant. SYSTEM grants LICENSEE an exclusive license and right in SYSTEM’s rights under PATENT RIGHTS to make, have made use, import, offer for sale, and sell the LICENSED PRODUCTS in the TERRITORY, and to grant sublicenses of the same scope to the end of the term of this Agreement as prescribed in Article VIII. For the avoidance of doubt this grant creates no obligation for the Parties, including MEMBERS, to collaborate on research or provide services to one another in the course of this Agreement. Should the Parties or MEMBERS and LICENSEE desire to enter into sponsored research, consulting, or service agreements related to LICENSED TECHNOLOGY, such agreements will be separate from, and independent of this Agreement and only entered into with the consent of all parties involved in such agreements.

2.02

Reservation. SYSTEM reserves on behalf of itself and its MEMBERS an irrevocable, nonexclusive, royalty-free right to practice the grant made in paragraph 2.01 for research and educational purposes. This reservation includes the right for SYSTEM to conduct research in the TERRITORY for the benefit of third parties where commercial practice of the LICENSED TECHNOLOGY by such third parties will not be practiced in the TERRITORY. SYSTEM reserves all rights not expressly granted in this Agreement and disclaims the grant of any implied rights to LICENSEE.

ARTICLE III - CONSIDERATION

3.01

License Fee. In consideration for the license granted in this Agreement, LICENSEE must make an initial payment to SYSTEM in the amount of twenty thousand dollars ($20,000.00). This payment is due no later than ten (10) days after the EFFECTIVE DATE. Failure to make this payment within the specified period will cause this Agreement to immediately terminate.

3.02

Annual License Maintenance Fee. As additional consideration for the license granted in this Agreement, LICENSEE must make annual payments to SYSTEM in the amount of ten thousand dollars ($10,000.00). These annual payments are due no later than January 31 each year this Agreement is in effect beginning January 2016. Such annual license maintenance fees shall only be applicable for eight (8) years, beginning 2016 and ending 2023. For the avoidance of doubt annual license maintenance fees are not inclusive of any other payment obligation under this agreement, including royalties, minimum annual considerations, and patent expense reimbursements.

3.03

Royalty Rate. As additional consideration for the license granted in this Agreement, LICENSEE must remit to SYSTEM a running royalty of three percent (3%) of NET SALES. LICENSEE may not accept anything of value in lieu of money payment without SYSTEM’s express written permission. When calculating NET SALES, SYSTEM may assign fair market value based upon comparable sales to receipts from transactions that are not made at fair market value.

3.04	Minimum Annual Consideration. In order to maintain this exclusive license to PATENT RIGHTS, LICENSEE must pay SYSTEM minimum annual consideration according to the following schedule:

(a)	Calendar Year 2019……………….………………...…$ 10,000
(b)	Calendar Years 2020 and 2021…………….………….$ 20,000
(c)	Calendar Year 2022 and every year after through the expiration of this Agreement……………………….$ 50,000

In the event that LICENSEE’s payment of royalties for the Calendar Year due under paragraph 3.03 do not meet or exceed the required minimum annual consideration, LICENSEE’s royalty payment for the last quarter of the Calendar Year must include payment of the balance needed to achieve the required minimum. If this Agreement expires or is terminated before the end of a Calendar Year, the corresponding minimum annual consideration will be prorated for that year.

3.05

Patent Expense Reimbursement. As additional consideration for the license granted in this Agreement, LICENSEE must reimburse SYSTEM for its documented expenses incurred in the prosecution and maintenance of PATENT RIGHTS in the TERRITORY, as further described in Article VI.

ARTICLE IV - SUBLICENSES

4.01	Sublicenses. LICENSEE may grant sublicenses under PATENT RIGHTS subject to this Article IV.

4.02

Sublicensee Consideration. Each sublicensee’s sales of LICENSED PRODUCTS are subject to the royalty due to SYSTEM prescribed in paragraph 3.03. Further, LICENSEE must pay SYSTEM half of other considerations not in the form of royalty that LICENSEE receives from each sublicensee for a grant of rights in PATENT RIGHTS, except that LICENSEE may not be required to remit to SYSTEM any portion of funds it receives from any sublicensee(s) when the funds are documented in writing as payments for the following purposes: (i) research, development, or testing of LICENSED PRODUCTS on LICENSEE’s behalf, or (ii) patent expenses for protection of PATENT RIGHTS to which the sublicensee is contributing.

4.03

Copies and Reporting of Sublicenses. LICENSEE must deliver to SYSTEM a true, complete, and correct copy of each sublicense and any modification or termination thereof within thirty (30) days following the applicable execution, modification, or termination of such sublicense. If the sublicense is not in English, LICENSEE must provide SYSTEM with an accurate English translation and a copy of the original agreement. LICENSEE must provide SYSTEM with copies of each sublicensee’s report as is pertinent to calculation of amounts due SYSTEM under this Agreement

4.04	Non-Cash Transactions. LICENSEE may not accept anything of value in lieu of money payment under a sublicense without SYSTEM’s express written permission.

4.05

Restrictions. A sublicense shall not exceed the scope and rights granted to LICENSEE under this Agreement. If this Agreement terminates, paragraph 8.05 (Effect of Termination) shall govern continued sublicense rights.

4.06

Licensee Primarily Liable. LICENSEE is and will remain primarily liable to SYSTEM for all of the LICENSEE’s duties and obligations in this Agreement including without limitation the payment of running royalties due under paragraph 3.03. Any act or omission of a sublicensee that would be a breach of this Agreement if performed by LICENSEE will be deemed to be a breach by LICENSEE of this Agreement unless LICENSEE complies with the remaining provisions of this paragraph 4.06. LICENSEE shall include in each sublicense a right of termination exercisable by LICENSEE if the sublicensee breaches the payment or reporting obligations affecting SYSTEM or any other terms and conditions of the sublicense that would constitute a breach of this Agreement if LICENSEE had performed such acts or omissions. In the event of a sublicensee breach and if after reasonable opportunity to cure as provided in any such sublicense not to exceed thirty (30) days for a payment breach and sixty (60) days for a non-payment breach, such sublicensee fails to cure such sublicensee breach, then the LICENSEE must terminate the sublicense within thirty (30) days thereafter, with a copy of such written notice of termination to SYSTEM.

ARTICLE V - LICENSEE RESPONSIBILITIES

5.01	Milestones. LICENSEE must achieve the following milestones to SYSTEM’s satisfaction:

(a)	LICENSEE must complete development of a commercial prototype of a LICENSED PRODUCT no later than July l, 2016.
(b)

LICENSEE must practice the patent rights by installation of one or more shrimp production systems utilizing the PATENT RIGHTS i) in United Kingdom, France, Germany, Netherlands, Italy, or Spain and ii) in China or Taiwan no later than December 31, 2018.

(c)	LICENSEE must record first sales of LICENSED PRODUCTS i) in United Kingdom, France, Germany, Netherlands, Italy or Spain, and ii) in China or Taiwan no later than June 30, 2019.

LICENSEE must provide written notification to SYSTEM within thirty (30) days of achieving each milestone.

5.02

Failure to Accomplish Milestones. If LICENSEE fails to achieve any milestone specified in paragraph 5.01, or if LICENSEE fails to record NET SALES for two (2) consecutive Calendar Years once sales begin, SYSTEM, at its sole option, may waive the requirement to achieve the milestone, reduce the license granted to a nonexclusive license, renegotiate the missed milestone, or terminate this Agreement under paragraph 8.03.

5.03	Legal Compliance. LICENSEE must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted by SYSTEM under this Agreement.

ARTICLE VI - PATENTS

6.01

Patent Filing and Prosecution. SYSTEM has obtained issued patents in China, United Kingdom, Germany, France, Italy, Spain, and Netherlands, and has received a notice of allowance for a patent in Taiwan for LICENSED TECHNOLOGY and may file one or more additional patent applications for LICENSED TECHNOLOGY in the TERRITORY, the number and scope of which SYSTEM must determine in consultation with SYSTEM patent counsel, inventor and LICENSEE.

6.02

Patent Maintenance. SYSTEM must maintain all patents resulting from the prosecution described above, unless the LICENSEE and SYSTEM mutually agree otherwise or final and unappealable determination by a court of competent jurisdiction that a particular patent is held invalid.

6.03

Financial Responsibility. LICENSEE must reimburse SYSTEM for all expenses incurred by SYSTEM in filing, prosecuting, and maintaining each patent application and patent under PATENT RIGHTS in the TERRITORY. LICENSEE must reimburse SYSTEM for SYSTEM’s documented expenses within thirty (30) days of receipt of SYSTEM’s supporting invoice. This includes past patent expenses totaling $5,102.88 due within 30 days of the EFFECTIVE DATE.

6.04

Information. SYSTEM must disclose to LICENSEE the complete texts of all patent applications filed by SYSTEM under PATENT RIGHTS as well as all information received concerning office actions, the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any other official proceeding involving PATENT RIGHTS. SYSTEM must provide to LICENSEE the opportunity to provide input to the development of each patent application and any official proceedings filed by SYSTEM for LICENSED TECHNOLOGY.

6.05	Patent Filing by Licensee. LICENSEE will not file any patent application claiming priority to, or benefit of, PATENT RIGHTS without the prior written authorization of SYSTEM.

ARTICLE VII - PAYMENTS AND REPORTS

7.01

When Payments are Due. Unless otherwise specified, LICENSEE must make payments to The Texas A&M University System, in College Station, Texas, not later than sixty (60) days after the last day of the calendar quarter in which they accrue.

7.02	Royalty Reports. LICENSEE must provide a sales report to SYSTEM each quarter, providing information sufficient to allow SYSTEM to calculate amounts due SYSTEM for the reporting period.

7.03

Currency. LICENSEE must tender all payments due to SYSTEM in U.S. dollars. Royalty payments requiring conversion must use the exchange rate as reported in The Wall Street Journal on the last business day of the royalty reporting period.

7.04

Inspection of Books and Records. At its own expense, SYSTEM may annually inspect LICENSEE’s books and records as needed to determine royalties payable. LICENSEE must maintain those books and records for at least three (3) years following the dates of the underlying transactions. Any inspections will be in confidence and conducted during ordinary business hours, and SYSTEM will provide LICENSEE advance notice two (2) weeks before making an inspection. SYSTEM may employ a Certified Public Accountant for this purpose. If SYSTEM’s audit identifies a shortage of five percent (5%) or more of amounts due to SYSTEM, then LICENSEE must pay the costs of SYSTEM’s audit. LICENSEE must pay all amounts due as a consequence of an audit to SYSTEM promptly with interest.

7.05

Interest Charges. SYSTEM may, in its sole discretion, charge daily interest on overdue payments commencing on the 31st day after the payment is due, compounded monthly, at the lower of either 1.5% per month or the highest legal interest rate. The payment of interest will not foreclose SYSTEM from exercising any other rights it may have due to the lateness of any payment.

ARTICLE VIII - TERM AND TERMINATION

8.01

Expiration. This Agreement. unless sooner terminated as provided below, will remain in effect until (a) expiration of the last to expire patent under PATENT RIGHTS, or (b) final and unappealable determination by a court of competent jurisdiction that all PATENT RIGHTS are invalid.

8.02	Termination by Licensee. LICENSEE may terminate this Agreement by providing written notice to SYSTEM at least ninety (90) days before the termination is to take effect.

8.03

Termination by System. SYSTEM, at its option, may immediately terminate the Agreement, any part of PATENT RIGHTS, or the exclusive nature of the license grant, upon delivery of written notice to LICENSEE of SYSTEM’s decision to terminate, if any of the following occur:

(a)	LICENSEE becomes in arrears in any payments due under the Agreement, and LICENSEE fails to make the required payment within thirty (30) days after delivery of written notice from SYSTEM;
(b)	LICENSEE is in breach of any non-payment provision of the Agreement, and does not cure such breach within sixty (60) days after delivery of written notice from SYSTEM;
(c)	SYSTEM delivers notice to LICENSEE of three or more actual breaches of the Agreement in any twelve (12)-month period, even in the event that LICENSEE cures such breaches in the allowed period; or
(d)

LICENSEE or LICENSEE’s sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the PATENT RIGHTS, or assist a third party in pursuing such a proceeding or action.

8.04	Other Conditions of Termination. The Agreement will terminate:

(a)

Immediately without the necessity of any action being taken by SYSTEM or LICENSEE, if, (i) LICENSEE becomes bankrupt or insolvent; (ii) LICENSEE’s governing board elects to liquidate its assets or dissolve its business; (iii) LICENSEE ceases its business operations; (iv) LICENSEE makes an assignment for the benefit of creditors; or (v) the business or assets of LICENSEE are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b)	At any time by mutual written agreement between SYSTEM and LICENSEE.

8.05	Effect of Termination. If the Agreement is terminated for any reason:

(a)

All rights and licenses of sublicensees shall terminate upon termination of the Agreement; provided however, if the sublicensee is in good standing and agrees in writing to assume all of the obligations of LICENSEE and provides SYSTEM with written notice thereof within thirty (30) days after termination of the Agreement, then such sublicense shall survive;

(b)

LICENSEE shall cease making, having made, using, selling, offering to sell, leasing, loaning and importing any LICENSED PRODUCTS and performing services using a LICENSED PRODUCT by the effective date of termination;

(c)	LICENSEE shall tender payment of all accrued royalties and other payments due to SYSTEM as of the effective date of termination;
(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination;
(e)

The following shall survive any termination or expiration of this Agreement: Article I (Definitions), Article IX (Indemnification and Representation), and Article XI (Miscellaneous Provisions). In addition, the provisions of Article III (Consideration) and Article VII (Payments and Reports) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

ARTICLE IX - INDEMNIFICATION AND REPRESENTATION

9.01

Indemnification. LICENSEE MUST AT ALL TIMES DURING AND AFTER THE TERM OF THIS AGREEMENT INDEMNIFY, DEFEND, AND HOLD HARMLESS SYSTEM, ITS MEMBERS, REGENTS, OFFICERS, AND EMPLOYEES AGAINST ANY CLAIM, PROCEEDING, DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATI’ORNEYS’ FEES) WHICH RELATES TO INJURY TO PERSONS OR PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, OR LIABILITY OF ANY KIND RESULTING FROM THE PRODUCTION, MANUFACTURE, SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF LICENSED PRODUCTS OR ARISING FROM ANY OBLIGATION OF LICENSEE OR SUBLICENSEE(S) UNDER THIS AGREEMENT.

9.02

Representation. SYSTEM represents that it owns and has title to PATENT RIGHTS and has the full right and power to grant the license in paragraph 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS REGARDING INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO LICENSEE’S ACTIVITIES UNDER THIS AGREEMENT.

ARTICLE X - NOTICES

10.01

Notices. Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in this paragraph 10.01. Notices required under the Agreement may be delivered via e-mail provided such notice is confirmed in writing as indicated in the foregoing sentence. Each Party shall update the other Party in writing with any changes in such contact information.

If to SYSTEM:

Associate Vice Chancellor for Commercialization

Texas A&M System Technology Commercialization

3369 TAMU

College Station, TX 77843-3369

If to LICENSEE	for Legal Matters:	for Financial Matters:
	Ralco Nutrition, Inc.	Ralco Nutrition, Inc.
	Attn: Brian Knochenmus	Attn: Chad Jensen
	1600 Hahn Road	330 3rd Street
	Marshall, MN 56258	Balaton, MN 56115

ARTICLE XI - MISCELLANEOUS PROVISIONS

11.01

Marking. Subject to the requirements of each country’s marking laws or regulations, LICENSEE shall legibly mark all LICENSED PRODUCTS that it sells with the number of any applicable patent(s) licensed hereunder as part of the PATENT RIGHTS. LICENSEE shall contractually obligate any of its sublicensees to conform to this paragraph 11.01.

11.02

Notice of Infringement. Each Party must promptly notify the other in writing of any alleged infringement of PATENT RIGHTS. Within thirty (30) days after receipt of such notice, SYSTEM and LICENSEE will formulate a strategy for resolving the alleged infringement SYSTEM’s involvement, participation, and representation in any enforcement litigation is contingent upon SYSTEM receiving the consent of the Attorney General of the State of Texas.

11.03

Export Controls. SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and its obligations under this Agreement are contingent on compliance with applicable laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by LICENSEE that LICENSEE will not export data or commodities to certain countries without advance approval of such agency. SYSTEM neither represents that a license will not be required nor that, if required, it will be issued.

11.04

Confidential Information. LICENSEE’s sales reports submitted by pursuant to Article VII will be considered confidential information under this Agreement, and SYSTEM shall not disclose such sales reports lo any third party except as may be required by law. If the Parties contemplate exchanging other information of a confidential nature, they should enter into a separate confidentiality agreement.

11.05

Non-Use of Names. LICENSEE may not use the names or any adaptation of the names of The Texas A&M University System, nor of any of its employees or MEMBERS, in any advertising, promotional, or sales literature without the advance written consent of SYSTEM in each case, except that LICENSEE may state that it is licensed by SYSTEM under PATENT RIGHTS.

11.06

Trademarks. LICENSEE may select, own and use its own trademark on LICENSED PRODUCTS. However, SYSTEM does not grant LICENSEE any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM. Conversely, SYSTEM has no rights to trade names, trademarks, or service marks owned by LICENSEE.

11.07	Assignment of this Agreement. This Agreement, with the rights and privileges it creates, is assignable only with the written consent of both Parties.

11.08

Force Majeure. Other than an obligation for the payment of money, SYSTEM, upon receipt of documentation from LICENSEE which it deems appropriate, must excuse any breach of this Agreement which is proximately caused by war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

11.09

Entire Agreement. This Agreement contains the entire understanding of the Parties regarding PATENT RIGHTS, and supersedes all other prior or contemporaneous written or oral agreements between the Parties regarding PATENT RIGHTS. It may be modified only by a written amendment signed by the Parties.

11.10

Governing Law. The substantive laws of the State of Texas (and not its conflict of law principles), USA, and of the United States of America govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

11.11

Construction. Headings are solely for convenience of reference and are not part of, and may not be used to construe, this Agreement. Terms in the singular shall include terms in the plural and vice-versa. The term “or” is used in the inclusive sense and means “and/or” unless otherwise specified.

11.12

No Waiver; Severability. Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof. If any provision of this Agreement is invalid or unenforceable, the remaining provisions will continue in full force and effect. The Parties shall promptly replace any invalid or unenforceable provision with a valid and enforceable provision that has substantially the same legal and economic effect as the invalid or unenforceable provision.

11.13

Privileges and Immunities. SYSTEM is an agency of the State of Texas and nothing in this Agreement waives or relinquishes the right of SYSTEM to claim any exemptions, privileges, or immunities as may be provided by the constitution and laws of the State of Texas.

11.14

Counterparts. The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

The Parties have caused this Agreement to become effective as of the date last executed below.

RALCO NUTRITION, INC.		THE TEXAS A&M UNIVERSITY SYSTEM

/s/ Brian Knochenmus		/s/ Janie Hurley for Brett Cornwell
By:	Brian Knochenmus	Brett Cornwell
Title:	Vice President	Associate Vice Chancellor for Commercialization
Date:	4-14-15	Date:	April 16, 2015

EXHIBIT A

Country	Patent/Application Number
Taiwan	99115126
China	ZL 201080026407.l
France	2429282
Germany	2429282
Italy	2429282
Spain	2429282
Netherlands	2429282
United Kingdom	2429282